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                                                                   Exhibit 10.15

                      [MACHONE COMMUNICATIONS LETTERHEAD]

                                 August 1, 1997

VIA HAND DELIVERY

Thomas Obenhuber
712 Wisconsin Street
San Francisco, CA 94107

Dear Thomas,

We are very pleased to offer you the position of Vice President of Product Marketing and Operations with MachOne Communications. You will report directly to the President.

Your initial salary will be $120,000.00 annually and will be adjusted upward when the company has obtained its initial round of funding.

In addition, you will be granted 240,000 shares of MachOne founders' stock at the founders' stock purchase price, when founders' shares are issued. Those shares will be subject to a declining right of repurchase by the company, such that six months from the above date, the repurchase right will terminate on one eighth of your shares and the right of repurchase on one forty-eighth of the shares will terminate after each month of the next forty-two months of your employment with the company. Under that plan, which will be set forth in a Founders' Stock Purchase Agreement, your shares will have completely "vested" after 48 months with the company. In the event there is a change in control of the company and the company does not continue your employment, the right to repurchase will terminate, in essence accelerating the vesting of your options. Your vesting will accelerate in the event of an IPO.

A bonus program including stock options or cash will also be put in place by the beginning of next year. Seventy five percent of your bonus will be automatic based on company performance and twenty five percent will be based upon your reaching mutually agreed upon personal goals.

MachOne will offer full medical and dental coverage for benefits once financing has been secured. As the company expands, we will offer a 401k and other benefits. Our option plan is presently being prepared and will provide the maximum tax benefits to all of our employees. The company will either have ISO qualified options or we will provide purchase contracts with company repurchase options to guarantee capital gains treatment of the stock.

Regards,

/s/ PETER D. OLSON
---------------------
Peter D. Olson
President & CEO


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                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into by and between MachOne Communications, Inc. ("Company") and Thomas Obenhuber ("Employee") effective as of January 1, 1998.

                                  1. Recitals.

                  A. MachOne's predecessor began business on April 15, 1997 as FastBit Communications and changed its name to MachOne Communications on May 1, 1997. MachOne Communications, Inc. was incorporated on August 18, 1997 (the foregoing businesses referred to herein, collectively, as the "Company").

                  B. Company began employing Employee as its Vice President of Product Marketing and Development beginning on August 1, 1997.

                  C. This Agreement is intended to formalize in writing certain agreements which have been in effect since the time Employee was initially employed by Company and shall supersede the offer letter from Company to Employee dated August 1, 1997.

         NOW, THEREFORE, the foregoing is incorporated herein by reference and, in exchange for the mutual covenants contained below, the parties agree as follows:

                                II. Definitions.

                  A. "COMMENCEMENT DATE" shall mean August 1, 1998.

                  B. "GOOD REASON" shall mean any of the following conditions:
         (i) a decrease in Employee's base salary and/or bonus compensation;
         (ii) a material, adverse change in Employee's title, authority, responsibilities or duties; (iii) Company's relocation of the principal place of Employee's employment more than fifty (50) miles; (iv) Company's material breach of any provision of this Agreement; (v) Company's failure to obtain the assumption of this Agreement by Company's successor or assign; (vi) Company's failure to continue Employee's opportunity to participate, on the same or more favorable terms, in benefit or compensation programs in which Employee was participating; or (vii) any purported termination of Employee's


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         employment for "material breach of contract" which is not effected following a written notice and reasonable opportunity to cure.

                  C. Termination for "CAUSE" shall mean: (i) Employee's theft, dishonesty, or falsification of any Company documents or records; (ii) Employee's improper use or disclosure of Company's confidential or proprietary information; (iii) any intentional act by Employee that has a materially detrimental effect on Company's reputation or business;
         (iv) Employee's failure to perform any reasonable assigned duties after written notice from Company and a reasonable opportunity to cure; or
         (v) any uncured material breach by Employee of any written agreement between Employee and Company.

                           III. Position and Duties.

         Employee shall be employed by MachOne as its Vice President of Product Marketing and Development reporting only to the President, effective as of the Commencement Date. In that position, Employee agrees to devote his full business time, energy and skill to his duties at MachOne. Employee and MachOne agree that he will perform such duties at MachOne's principal place of business, which shall be 992 South De Anza Blvd., San Jose, CA 95129. These duties shall include, among other things, coordinating the development of the MachOne Network, the development of the services provided by MachOne, and the development of the MachOne back office system.

                                   IV. Term.

         Employee's employment with MachOne will be for no specified term and may be terminated by MachOne or Employee at any time, with or without cause. Upon the termination of Employee's employment with MachOne for any reason, neither MachOne nor Employee shall have any further obligation or liability under this Agreement to the other, except as set forth in paragraphs V, VI, VII, IX and X, below.

                                V. Base Salary.

         In the position as outlined above, Employee shall be paid a monthly Base Salary of $10,000 per month ($120,000 on an annualized basis), subject to applicable withholding, in accordance with MachOne's normal payroll procedures.
The Base Salary shall be adjusted upward         % upon the occurrence of the
completion of an equity financing in which MachOne issues shares of its equity securities or any securities convertible into or exchangeable therefor, or any grant of rights to acquire its equity securities and receives net proceeds in an aggregate of at least Three Million Dollars $3,000,000 in consideration for such issuance.

                                 VI. Benefits.

         Employee shall be entitled to the benefits afforded to other members of the Company's executive management under the Company's vacation, holiday and business expense reimbursement policies. Employee shall be entitled to the medical and dental benefits provided to other employees of MachOne.



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         A. Benefits Upon Voluntary Termination: In the event of Employee's voluntary termination from employment with Company, or in the event that Employee's employment terminates as a result of his death, Employee shall be entitled to no compensation or benefits from Company other than those earned through the date of such termination or in the case of any stock options, vested through the date of such termination (except as specifically set forth otherwise in provisions below).

         B. Benefits Upon Other Termination. In the event of the termination of Employee's employment by MachOne for the reasons set forth below, he shall be entitled to the following:

                  1. Termination for Cause. If Employee's employment is terminated by MachOne for Cause, Employee shall be entitled to no compensation or benefits, from MachOne other than those earned under through the date of termination (which shall include bonuses for the fiscal year then in progress determined on a pro rated basis), or in the case of any stock options, vested through the date of termination.

                  2. Termination Without Cause. If Employee's employment is terminated by MachOne for any reason other than for cause, Employee shall be entitled to all accrued compensation (including pro-rated bonuses), salary and benefits for three months following termination, plus continued vesting of the Shares for a period of six (6) months.

         C. Vesting Upon Death or Disability. If Employee's employment ceases as a result of death or disability, as of the date of such termination the Shares that have vested (the "Vested Percentage") at the time of such cessation shall then be multiplied by a factor of two (2) (but in no case shall the Vested Percentage exceed 100%).

                                  VII. Bonus.

         Employee shall have the opportunity to earn an annual Performance Bonus for each fiscal year, beginning with fiscal year 1998. This Performance Bonus shall be based 75% upon the Company's achievement of the fiscal goals it establishes as the Company's threshold for executive level employee bonuses (the "Company Objectives"), and 25% based on performance objectives specifically related to Employee's areas of responsibility (the "Performance Objectives"). The Company Objectives and the Performance Objectives (together, the "Objectives") shall be determined in good faith and set forth on Exhibit A. For subsequent fiscal years, the Company Objectives shall be the fiscal goals that the Company establishes as the threshold for executive level employee bonuses. The Performance Objectives and the Target Bonus shall be negotiated annually in good faith by the parties during the fourth quarter of each fiscal year for the upcoming fiscal year.

                    VIII. Inventions and Proprietary Rights.

         Employee agrees to abide by the terms and conditions of MachOne's standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Employee and attached hereto as Exhibit A.


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                     IX. Agreement Not to Compete Unfairly.

         Employee agrees that in the event of his termination at any time and for any reason, he shall not compete with MachOne in any unfair manner, including, without limitation, using any confidential or proprietary information of MachOne to compete with MachOne in any way. Employee agrees that for a period of one (1) year after the date of the termination of his employment for any reason, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of MachOne to any other person or entity.

                             X. General Provisions.

         A. Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and MachOne agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

         B. Attorneys' Fees: The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

         C. Interpretation: Employee and MachOne agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

         D. Successors and Assiqns: This Agreement shall inure to the benefit of and be binding upon MachOne and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

         E. Entire Agreement: This Agreement constitutes the entire employment agreement between Employee and Company regarding the terms and conditions of his employment, with the exception of (i) the Employee Inventions and Proprietary Rights Assignment Agreement described in paragraph VII and (ii) any Founders' Stock Purchase Agreement between Employee and Company. This Agreement supersedes all prior negotiations, representations or agreements between Employee and Company, whether written or oral, concerning Employee's employment by Company.

         F. Validity: If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, while giving the greatest possible effect to the parties' intent and the exchange of consideration set forth in the Agreement.


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         G. Modification: This Agreement may only be modified or amended by a supplemental written agreement signed by Employee and MachOne,

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

                                       MACHONE COMMUNICATIONS, INC.

Date:  1/3/98                          By:  /s/ PETER D. OLSON
     -----------------------------         -----------------------------
                                       Its:  President
                                           -----------------------------

                                       EMPLOYEE

Date:  1/3/98                          Signature:  /s/ THOMAS OBENHUBER
     -----------------------------               -----------------------
                                       Printed Name: Thomas Obenhuber
                                                     -------------------

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                                                                       Exhibit A

                             Performance Objectives

                       Target Bonus:_____________________

Company Goals:










Personal Goals:










Initials:










--------------------                        ----------------------
Company Signatory                           Employee